                                                                    Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors
PLD Telekom, Inc.:

         We consent to the use of our report incorporated herein by reference in the registration statement.

         Our report dated March 30, 1999 contains an explanatory paragraph that states the Company has suffered recurring losses, has a working capital deficiency, and does not presently have sufficient funds on hand to meet its current debt obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                              KPMG LLP

New York, New York
January 19, 2000